Poly Shield Technologies Inc. OTCQB: SHPR

FOR IMMEDIATE RELEASE August 25, 2014

Poly Shield Technologies Inc. Announces Name Change to Triton Emission Solutions Inc.

SAN JUAN, PUERTO RICO – (Marketwired - August 25, 2014) - Poly Shield Technologies Inc. (OTCQB: SHPR) (the “Company”) announces that effective August 25, 2014, the Company changed its name to “Triton Emission Solutions Inc.” (the “Name Change”).

As a result of the Name Change, the Company’s common stock will trade under the symbol “DSOX” commencing August 25, 2014.

Rasmus Norling, President and CEO of the Company commented: "We are pleased to announce our name and symbol change, as it more closely reflects the focus and vision of our Company.”

About Triton Emission Solutions Inc. (formerly Poly Shield Technologies Inc.):

Triton Emission Solutions Inc. develops and markets environmental and pollution emission control solutions to a worldwide market.

Triton Emission Solutions Inc.’s proprietary DSOX-15 and DSOX-20 Fuel Purification Systems are cost-effective technologies designed to remove sulfur from fuel in an effort to meet the upcoming sulfur emissions regulations due to take effect in 2015. These technologies are currently aimed at the maritime industry which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. These technologies have worldwide applications that are not limited to the maritime industry.

Currently, Triton Emission Solutions Inc. has contracted with multiple shipping companies for installation of its DSOX-15 solution, with options for a total of 62 installations, all of which will be upgraded to the new DSOX-20 System.

On behalf of the Board of Directors, Rasmus Norling, Chief Executive Officer.

Forward Looking Statements

This press release may contain forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that Triton Emission Solutions Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Triton Emission Solutions Inc.’s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of Triton Emission Solutions Inc.’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Triton Emission Solutions Inc.’s forward-looking statements. Except as required by law, Triton Emission Solutions Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Triton Emission Solutions Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Triton Emission Solutions Inc.

For further information about Triton Emission Solutions Inc. please visit the company's website at http://www.Polyshieldtechnologies.com or contact us at 800-648-4287